EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509
FOR IMMEDIATE RELEASE
MONDAY, FEBRUARY 2, 2009
Second Quarter 2009 to Second Quarter 2008 Comparisons:
•	Net income increased by 66.0%

•	Gross profit dollars increased by 5.2%

•	Unit volume sold declined by 9.4% while net sales increased slightly
Elgin, IL, February 2, 2009 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2009 second quarter. Net income for the current quarter was $5.8 million, or $0.55 per share diluted, compared to net income of approximately $3.5 million, or $0.33 per share diluted, for the second quarter of fiscal 2008. The net income for the first two quarters of fiscal 2009 was $5.5 million, or $0.51 per share diluted, compared to net income of $0.1 million, or $0.01 per share diluted, for the first two quarters of fiscal 2008.
Net sales increased to $177.8 million for the second quarter of fiscal 2009 from $177.0 million for the second quarter of fiscal 2008. Unit volume sold, which is measured in pounds shipped to customers, decreased by 9.4% in the quarterly comparison. When compared to the second quarter of fiscal 2008, unit volume sold decreased primarily in the industrial and export distribution channels. A smaller decline in unit volume sold during the second quarter of fiscal 2009 in the consumer distribution channel was fully offset by increases in unit volume sold in the contract packaging and food service distribution channels. For the first two quarters of fiscal 2009, net sales increased to $312.6 million from $309.8 million for the first two quarters of fiscal 2008. Unit volume sold fell by 10.2% in the year to date comparison. In comparison to the first two quarters of fiscal 2008, unit volume sold declined in the industrial and export distribution channels. Smaller declines in unit volume sold in the consumer and food service distribution channels during the first two quarters of fiscal 2009 were almost completely offset by an increase in unit volume sold in the contract packaging channel. Declines in the unit volume sold of inshell walnuts in the export distribution channel and unprocessed peanuts in the industrial distribution channel were the primary causes of the decline in total unit volume sold in the quarterly and year to date comparisons. The decreases in unit volume sold were offset by price increases due to higher commodity costs.

The gross profit margin, as a percentage of net sales, increased from 13.2% for the second quarter of fiscal 2008 to 13.8% for the second quarter of fiscal 2009. The current year to date gross profit margin, as a percentage of net sales, increased from 11.3% for the first two quarters of fiscal 2008 to 12.4%. The increase in the gross profit margin in the quarterly and year to date comparisons occurred mainly because of decreases in redundant costs, as all Chicago area operations are now consolidated at the Company’s Elgin facility, decreases in external contractor charges related to moving equipment from the previous Chicago area facilities to the Company’s Elgin facility and improved efficiency variances..
Total operating expenses for the current second quarter decreased to 8.7% of net sales from 9.4% of net sales for the second quarter of fiscal 2008. Total operating expenses for the current year to date period decreased to 8.9% of net sales from 9.5% of net sales for the same year to date period in fiscal 2008. The decline in total operating expenses, as a percentage of net sales, in the quarterly and year to date comparisons is mainly attributable to the non-recurrence of $1.4 million in restructuring expenses that were incurred in the second quarter of fiscal 2008.
Interest expense for the second quarter of fiscal 2009 decreased to $2.1 million from $2.6 million for the second quarter of fiscal 2008. Interest expense for the first two quarters of fiscal 2009 was $4.2 million compared to $5.4 million for the first two quarters of fiscal 2008. The decline in interest expense in both the quarterly and year to date comparisons resulted from lower short-term interest rates and a reduction in total debt outstanding.
Income tax expense was $0.7 million, or 10.9% of income before income taxes, for the current quarter compared to $0.6 million, or 13.9% of income before income taxes, for the second quarter of fiscal 2008. Income tax expense was $0.7 million, or 11.1% of income before income taxes, for the first two quarters of fiscal 2009 compared to $0.1 million, or 48.0% of income before income taxes, for the first two quarters of fiscal 2008.
Inventories on hand at the end of the second quarter of fiscal 2009 decreased by $18.4 million or 12.5% when compared to the value of inventories on hand at the end of the second quarter of fiscal 2008. Pounds of raw nut input stocks increased by approximately 3.8 million pounds or 5.9% when compared to the quantity of raw nut input stocks on hand at the end of the second quarter of fiscal 2008. The weighted average cost per pound of raw nut input stocks decreased by 9.3% in the quarterly comparison mainly because of lower walnut acquisition costs. Primarily because of improved inventory management practices, finished goods inventory on hand at the end of the current quarter declined by 26.5% in dollars and 33.4% in pounds compared the finished goods on hand at the end of the second quarter of fiscal 2008.
Peanuts, peanut butter and all other products manufactured and distributed by the Company are not presently involved in the Peanut Corporation of America’s product recall. Peanut Corporation of America does not supply peanuts, peanut butter or any other products to the Company currently and did not supply the Company any products for sale during the recall period that began on January 1, 2007. The recall is expanding. During the recall period, the Company purchased candy containing peanuts from various candy manufacturers whose products could be subject to the recall. The Company reviewed its records and is closely monitoring the FDA website to determine whether any of its candy suppliers recall products sold to the Company. In the event that the Company’s candy suppliers recall these candy products, the Company will voluntarily recall these products.
“As we mentioned in our earnings release for the first quarter, volume improvement remains a top priority,” noted Jeffrey T. Sanfilippo, Chief Executive Officer. “In addition to the significant private label business we were awarded near the end of the first quarter, we were recently awarded new private label business with an existing customer. We currently estimate that these two pieces of new business will combine to amount to as much as $50 million in additional sales for fiscal 2010. Shipments for this new business started in January, and we currently anticipate that we will be shipping the full product lines to these customers by the end of the fourth quarter,” Mr. Sanfilippo stated. “As a result of difficult economic conditions, we are also seeing indications that consumer preferences are shifting towards private label products in the snack nut category as evidenced by the December A.C. Nielsen report which showed private label unit volume increases in the trailing three month year over year comparison, while most branded products, including Fisher, experienced declines in unit volume,” Mr. Sanfilippo added. “As the leading private label supplier of snack nuts combined with our diverse product line and production capabilities, we believe that we are well-positioned to take advantage of this change in consumer preferences in our category while at the same time continuing to attempt to improve the Fisher brand’s market share,” Mr. Sanfilippo concluded.
Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward looking statements are based on the Company’s current expectations and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using its products; (vii) risks and uncertainties regarding the Company’s Elgin, Illinois facility, including the underutilization thereof; (viii) the ability of the Company to retain key personnel; (ix) the Company’s largest shareholder possessing a majority of aggregate voting power of the Company, which may make a takeover or change in control more difficult; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act; (xi) the Company’s ability to do business in emerging markets; (xii) deterioration in economic conditions, including restricted liquidity in financial markets, and the impact of these conditions upon the Company’s lenders, customers and suppliers; (xiii) the Company’s ability to obtain additional capital, if needed; and (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Snack ‘N Serve Nut BowlTM, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	(Unaudited)		(Unaudited)
	December 25,	December 27,	December 25,	December 27,
	2008	2007	2008	2007

Net sales	$177,755	$176,990	$312,579	$309,798
Cost of sales	153,209	153,653	273,849	274,661

Gross profit	24,546	23,337	38,730	35,137

Selling expenses	10,379	10,273	18,362	18,497
Administrative expenses	5,106	4,995	9,719	9,666
Restructuring expenses	—	1,403	(332)	1,403

Total operating expenses	15,485	16,671	27,749	29,566

Income from operations	9,061	6,666	10,981	5,571

Other (expense):
Interest expense	(2,099)	(2,647)	(4,242)	(5,377)
Rental and miscellaneous income (expense), net	(411)	67	(605)	52

	(2,510)	(2,580)	(4,847)	(5,325)

Income before income taxes	6,551	4,086	6,134	246
Income tax expense	712	569	679	118

Net income	$5,839	$3,517	$5,455	$128

Basic and diluted earnings per share	$0.55	$0.33	$0.51	$0.01

Weighted average shares outstanding
— basic	10,618,587	10,609,798	10,616,356	10,606,419

— diluted	10,626,903	10,633,786	10,643,460	10,635,815

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	December 25,	June 26,	December 27,
	2008	2008	2007

ASSETS

CURRENT ASSETS:
Cash	$6,579	$716	$20,127
Accounts receivable, net	48,350	34,424	44,057
Inventories	128,296	127,032	146,649
Income taxes receivable	—	222	272
Deferred income taxes	2,722	2,595	2,000
Prepaid expenses and other current assets	2,448	1,592	1,736
Asset held for sale	—	5,569	5,569

	188,395	172,150	220,410

PROPERTIES, NET	170,046	169,204	173,468
OTHER ASSETS	9,038	9,430	8,035

	$367,479	$350,784	$401,913

	December 25,	June 26,	December 27,
	2008	2008	2007

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving credit facility borrowings	$55,141	$67,948	$65,283
Current maturities of long-term debt	11,948	12,251	16,848
Accounts payable	48,207	25,355	60,614
Income taxes payable	31	—	—
Book overdraft	6,409	4,298	7,898
Accrued expenses	18,226	19,435	21,944

	139,962	129,287	172,587

LONG-TERM LIABILITIES:
Long-term debt	50,910	52,356	54,257
Retirement plan	8,252	8,174	8,962
Deferred income taxes	3,398	2,595	2,541
Other	1,412	—	—

	63,972	63,125	65,760

STOCKHOLDERS’ EQUITY:
Class A common stock	26	26	26
Common stock	81	81	81
Capital in excess of par value	100,917	100,810	100,588
Retained earnings	66,713	61,853	67,938
Accumulated other comprehensive loss	(2,988)	(3,194)	(3,863)
Treasury stock	(1,204)	(1,204)	(1,204)

	163,545	158,372	163,566

	$367,479	$350,784	$401,913